Exhibit 99.1

       MoneyGram International Announces Second Quarter Financial Results;
            Money Transfer Volume Grows 42 percent in Second Quarter


      MINNEAPOLIS--(BUSINESS WIRE)--July 19, 2006--MoneyGram
International, Inc. (NYSE:MGI):

----------------------------------------------------------------------
($ in millions)                                  Q2       Q2      %
                                                2006     2005  Change
                                              ------------------------
Revenue                                        $292.9   $240.0   22.0%
Commissions Expense                             138.7    115.0   20.5%
                                              -------- --------
Net Revenue                                     154.3    125.0   23.4%
Expenses                                        102.4     88.7   15.5%
Net Income                                      $36.7    $26.1   40.8%

Earnings per Diluted Share                      $0.42    $0.30   40.0%

Operating Margin                                 17.7%    15.1%   N/A
----------------------------------------------------------------------

      MoneyGram International, Inc. (NYSE:MGI), today announced second quarter 2006 net income of $36.7 million, or $0.42 per diluted share, compared to net income of $26.1 million, or $0.30 per diluted share in the second quarter 2005.

      Second quarter 2006 results reflect:

      --  Global Funds Transfer segment revenue growth of over 26 percent compared to the second quarter 2005, driven by 42 percent growth of money transfer transaction volume and 30 percent growth of money transfer revenue.

      -- Fee and other revenue of $186.8 million, up 25 percent from the second quarter of 2005 driven by the growth in money transfer transaction volume.

      -- Net investment margin of 2.71 percent, as shown in Table One, including $8.6 million, or $0.06 per diluted share after tax, of cash flows from previously impaired investments and income from limited partnership interests.

      For comparative purposes, the second quarter of 2006 and 2005 included the following significant items (after tax):

----------------------------------------------------------------------

($ in millions) except for per share data           Q2 2006   Q2 2005
----------------------------------------------------------------------
 Cash flows from previously impaired investments
  and income from limited partnership interests        $5.4      $3.6
 Write-off of deferred financing costs                  0.0      (0.6)
                                                   --------- ---------
     Total net income impact                           $5.4      $3.0
                                                   ========= =========

  Total diluted earnings per share impact             $0.06     $0.04
                                                   ========= =========
----------------------------------------------------------------------

      Philip Milne, president and chief executive officer said, "Our money transfer volume continued to drive financial results in the second quarter and consumers clearly identify our brand with convenient, reliable and affordable money transfer services. Also, we were pleased to close on our acquisition of Money Express and establish MoneyGram Italy, which is operating our business in Italy."

      Segment Highlights

      MoneyGram operates in two reportable business segments, Global Funds Transfer and Payment Systems.

Global Funds Transfer
($ in millions)

                                            Q2        Q2        %
                                           2006      2005     Change
                                        ------------------------------
Revenue                                    $202.0    $159.7      26.5%
Commissions Expense                          80.3      60.6      32.5%
Net Revenue                                 121.7      99.1      22.8%
Operating Income                            $40.8     $29.7      37.5%
Operating Margin                             20.2%     18.6%


      For the Global Funds Transfer segment, which consists of money transfer (including urgent bill payment) and retail money orders, revenue increased over 26 percent to $202.0 million and operating income over 37 percent to $40.8 million in the second quarter of 2006 compared to the same period last year. Revenue and operating income improved primarily as a result of money transfer volume growth and a higher yield on the investment portfolio related to the money order business. Operating margin in the second quarter 2006 was 20.2 percent compared to 18.6 percent in the second quarter 2005. The increase in margin was in the money order business due to higher yields on the portfolio and lower agent provision for loss.
      Money transfer transaction volume grew 42 percent and money transfer revenue (see Table Four) grew 30 percent to $161.9 million compared to second quarter of 2005. Money transfer revenue growth rates are lower than volume growth rates primarily due to targeted pricing initiatives. The money transfer agent network grew 19 percent from the second quarter of 2005 to approximately 96,000 agent locations. Money order transaction volume was down approximately 3 percent, following a trend of declining use of paper-based payment instruments.

Payment Systems
($ in millions)

                                            Q2        Q2        %
                                           2006      2005     Change
                                        ------------------------------
Revenue                                     $90.9     $80.3      13.2%
Commissions Expense                          58.3      54.4       7.2%
Net Revenue                                  32.6      25.9      25.9%
Operating Income                            $16.2     $11.4      41.8%
Operating Margin                             17.8%     14.2%


      The Payment Systems segment includes PrimeLink/Official Check outsourcing services, money orders sold by financial institutions and controlled disbursement processing services. Payment Systems revenue increased 13 percent to $90.9 million in the second quarter of 2006 compared to the second quarter of 2005. Revenue increased due to higher short-term interest rates and cash flows from previously impaired investments and income from limited partnership interests (2006 - $6.7 million; 2005 - $4.6 million). Operating income for the segment was $16.2 million in the second quarter of 2006, compared to $11.4 million in the second quarter of 2005 due to the higher cash flows from previously impaired investments and income from limited partnership interests and higher net investment revenue from increasing short-term rates and repricing initiatives slightly offset by lower investable balances. Operating margin for the second quarter of 2006 was up 3.6 percentage points versus the second quarter of last year for the same reasons as the increase in operating income.

      Share Repurchase

      During the second quarter of 2006, MoneyGram International purchased 470,150 shares at an average price of $32.33 per share. The company has 3.0 million shares remaining under its current share buyback authorization.

      2006 Outlook

      Our guidance for the rest of 2006 is being changed slightly to reflect the increase in cash flows from previously impaired investments and income from limited partnership interests. Earnings per diluted share is expected to be in the range of $1.37 to $1.42, up from previous guidance of $1.36 to $1.41. The revised full year estimate includes approximately $12.4 million pretax income or $0.09 per diluted share from actual and anticipated cash flows from previously impaired investments and income from limited partnership interests, up from our previous estimate of $11.6 million pretax income or $0.08 per diluted share.

      -- Net revenue (total revenue less total commissions) is expected to be in the range of $565 million to $590 million, unchanged from previous guidance.

      -- Net investment margin is expected to be in the range of 205 to 215 basis points up from previous guidance of 195 basis points to 205 basis points. The guidance includes the effect of actual and anticipated cash flows from previously impaired investments and income from limited partnership interests. Average portfolio balances are expected to be in the range of $6.2 billion to $6.5 billion for the year down from previous guidance of $6.3 billion to $6.6 billion.

      -- Income from continuing operations before taxes is expected to be in the range of $166 million to $174 million, up slightly from previous guidance of $165 million to $173 million.

      This guidance is dependent on a variety of factors, including those listed below under Cautionary Information Regarding
Forward-Looking Statements. From time to time, events may occur which can result in unanticipated income or losses. Our outlook does not reflect such events.

      Description of Tables

      Table One - Net Investment Revenue Analysis

      Table Two - Consolidated Statements of Income

      Table Three - Segment Information

      Table Four - Money Transfer Revenue

      Table Five - Unrestricted Assets

      Conference Call and Webcast

      MoneyGram International will have a conference call today at 5:00 p.m. EDT, 4:00 p.m. CDT to discuss second quarter results. Phil Milne, chief executive officer, and Dave Parrin, chief financial officer, will speak on the call. The conference call can be accessed by calling
(866) 383-8008 in the U.S. The participant passcode is 51586226. The conference call will also be webcast through the company's website at www.moneygram.com. A replay of the conference call and webcast will be available one hour after the call concludes through 5:00 p.m. EDT on August 2, 2006. The replay of the call is available at (888) 286-8010 in the U.S., or (617) 801-6888 internationally, passcode 21692835. The Internet audio cast replay will be available at www.moneygram.com.

      About MoneyGram International, Inc.

      MoneyGram International, Inc. is a leading global payment services company and S&P MidCap 400 company. The company's major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company, with over $970 million in revenue in 2005 and approximately 96,000 global money transfer agent locations in 170 countries and territories. For more information, visit the company's website at www.moneygram.com.

      Cautionary Information Regarding Forward-Looking Statements

      The statements contained in this press release regarding the business of MoneyGram International, Inc. that are not historical facts are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to: (a) loss of key retail agents in our Global Funds Transfer segment; (b) loss of large financial institution customers in our Payment Systems segment; (c) ability to successfully develop and timely introduce new and enhanced products and services, and to protect the intellectual property rights related to our existing and any new or enhanced products and services;
(d) litigation or investigations that could result in material settlements, fines or penalties; (e) failure to continue to compete effectively; (f) ability to manage risks relating to U.S. federal and state regulatory requirements that could result in material settlements, fines or penalties, or changes in our business operations; (g) imposition of additional regulatory requirements in any of the foreign countries in which we operate; (h) ability to manage credit and fraud risks from our retail agents; (i) ability to manage credit risk related to our investment portfolio and our use of derivatives; (j) fluctuations in interest rates; (k) material changes in the market value of securities we hold; (l) unexpected liquidity needs; (m) ability to maintain efficient, secure and uninterrupted operation of our computer network systems and data centers; (n) ability to process and settle transactions accurately and efficiently;
(o) ability to manage risks associated with our international sales and operations; (p) possible delay or prevention of an acquisition of our company which could inhibit a stockholder's ability to receive a premium on their investment from a possible sale of our company due to provisions contained in our charter documents, our rights plan and Delaware law; and (q) other factors more fully discussed in MoneyGram's filings with the Securities and Exchange Commission. Actual results may differ materially from historical and anticipated results. These forward-looking statements speak only as of the date on which such statements are made, and MoneyGram undertakes no obligation to update such statements to reflect events or circumstances arising after such date.

                               TABLE ONE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                    NET INVESTMENT REVENUE ANALYSIS
                              (Unaudited)


                                Three Months Ended June 30  2006 vs
                                     2006         2005        2005
                                --------------------------------------
                                        (Dollars in thousands)
Components of net investment
 revenue:
   Investment revenue                $106,516     $91,052     $15,464
   Investment commissions
    expense (1)                       (63,036)    (58,813)     (4,223)
                                --------------------------------------
Net investment revenue                $43,480     $32,239     $11,241
                                ======================================

Average balances:
   Cash equivalents and
    investments                    $6,430,475  $6,839,545   ($409,070)
   Payment service obligations
    (2)                             4,904,676   5,397,552    (492,876)

Average yields earned and rates
 paid (3):
   Investment yield                      6.64%       5.34%       1.30%
   Investment commission rate            5.16%       4.37%       0.79%
Net investment margin                    2.71%       1.89%       0.82%


                                 Six months ended June 30   2006 vs
                                     2006         2005        2005
                                --------------------------------------
                                        (Dollars in thousands)
Components of net investment
 revenue:
   Investment revenue                $201,476    $180,554     $20,922
   Investment commissions
    expense (1)                      (121,825)   (116,767)     (5,058)
                                --------------------------------------
Net investment revenue                $79,651     $63,787     $15,864
                                ======================================

Average balances:
   Cash equivalents and
    investments                    $6,386,878  $6,771,692   ($384,814)
   Payment service obligations
    (2)                             4,848,801   5,319,074    (470,273)

Average yields earned and rates
 paid (3):
   Investment yield                      6.36%       5.38%       0.98%
   Investment commission rate            5.07%       4.43%       0.64%
Net investment margin                    2.51%       1.90%       0.61%


(1) Investment commissions expense reported includes payments made to financial institution customers based on short-term interest rate indices on outstanding balances of official checks sold by that financial institution, as well as costs associated with swaps and the sale of receivables program.

(2) Commissions are paid to financial institution customers based upon average outstanding balances generated by the sale of official checks only. The average balance in the table reflects only the payment service obligations for which commissions are paid and does not include the average balance of the sold receivables ($374.8 million and $396.0 million for the second quarter of 2006 and 2005, respectively, and $383.8 million and $402.1 million for the six months ended June 30, 2006 and 2005, respectively) as these are not recorded in the Consolidated Balance Sheets.

(3) Average yields/rates are calculated by dividing the applicable amount shown in the "Components of net investment revenue" section by the applicable amount shown in the "Average balances" section divided by the number of days in the period presented and multiplied by the number of days in the year. The "Net investment margin" is calculated by dividing "Net investment revenue" by the "Cash Equivalents and Investments" average balance divided by the number of days in the period presented and multiplied by the number of days in the year.


                               TABLE TWO
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)

                               Three months ended   Six months ended
                                     June 30             June 30
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
                                       (Dollars in thousands,
                                       except per share data)

REVENUE:
 Fee and other revenue         $186,837  $149,278  $355,968  $287,798
 Investment revenue             106,516    91,052   201,476   180,554
 Net securities gains and
  losses                           (440)     (330)     (859)     (436)
                               --------- --------- --------- ---------
         Total revenue          292,913   240,000   556,585   467,916

 Fee commissions expense         75,619    56,217   143,103   108,405
 Investment commissions expense  63,036    58,813   121,825   116,767
                               --------- --------- --------- ---------
         Total commissions
          expense               138,655   115,030   264,928   225,172

                               --------- --------- --------- ---------
          Net revenue           154,258   124,970   291,657   242,744

EXPENSES:
 Compensation and benefits       43,093    33,292    83,721    62,565
 Transaction and operations
  support                        39,210    36,541    71,296    72,185
 Depreciation and amortization    9,345     7,648    17,777    15,085
 Occupancy, equipment and
  supplies                        8,817     8,576    17,434    16,950
 Interest expense                 1,975     2,608     3,922     3,997
                               --------- --------- --------- ---------
      Total expenses            102,440    88,665   194,150   170,782

                               --------- --------- --------- ---------
Income before income taxes       51,818    36,305    97,507    71,962

Income tax expense               15,112    10,242    29,865    18,109

                               --------- --------- --------- ---------
NET INCOME                      $36,706   $26,063   $67,642   $53,853
                               ========= ========= ========= =========



Basic earnings per share
Earnings per common share         $0.43     $0.31     $0.80     $0.64
                               ========= ========= ========= =========
Average outstanding common
 shares                          84,727    84,784    84,552    84,681
                               ========= ========= ========= =========

Diluted earnings per share
Earnings per common share         $0.42     $0.30     $0.78     $0.63
                               ========= ========= ========= =========
Average outstanding and
 potentially dilutive common
 shares                          86,483    85,629    86,329    85,745
                               ========= ========= ========= =========


                              TABLE THREE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                          SEGMENT INFORMATION
                              (Unaudited)

                                             2006
                         ---------------------------------------------
                           First   Second    Third   Fourth    Full
                          Quarter  Quarter  Quarter  Quarter   Year
                         ---------------------------------------------
                                    (Dollars in thousands)
Revenue:
  Global Funds Transfer  $182,987 $202,038
  Payment Systems          80,685   90,875
                         ------------------
                          263,672  292,913
Operating income:
  Global Funds Transfer    39,907   40,801
  Payment Systems          10,323   16,207
                         ------------------
                           50,230   57,008

  Interest expense          1,947    1,975
  Other unallocated
   expenses                 2,595    3,215
                         ------------------
  Income before income
   taxes                  $45,688  $51,818
                         ==================

Operating Margin:
  Global Funds Transfer      21.8%    20.2%
  Payment Systems            12.8%    17.8%


                                             2005
                         ---------------------------------------------
                           First   Second    Third   Fourth    Full
                          Quarter  Quarter  Quarter  Quarter   Year
                         ---------------------------------------------
                                    (Dollars in thousands)
Revenue:
  Global Funds Transfer  $147,146 $159,742 $167,497 $175,232 $649,617
  Payment Systems          80,769   80,258   78,888   81,704  321,619
                         ---------------------------------------------
                          227,915  240,000  246,385  256,936  971,236
Operating income:
  Global Funds Transfer    26,429   29,682   35,230   30,336  121,677
  Payment Systems          13,240   11,428    7,717   10,021   42,406
                         ---------------------------------------------
                           39,669   41,110   42,947   40,357  164,083

  Interest expense          1,389    2,608    1,697    1,914    7,608
  Other unallocated
   expenses                 2,623    2,197    2,376    2,903   10,099
                         ---------------------------------------------
  Income from continuing
   operations before
   income taxes           $35,657  $36,305  $38,874  $35,539 $146,376
                         =============================================


Operating Margin:
  Global Funds Transfer      18.0%    18.6%    21.0%    17.3%    18.7%
  Payment Systems            16.4%    14.2%     9.8%    12.3%    13.2%


                              TABLE FOUR
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                        MONEY TRANSFER REVENUE
                              (Unaudited)


            Money Transfer Revenue (including Urgent Bill Payment)
        --------------------------------------------------------------
                                Quarter Ended
          March 31     June 30   September 30  December 31 Total Year
        --------------------------------------------------------------
                            (Dollars in thousands)

   2003     $69,836      $75,840      $80,895      $83,338   $309,909
   2004      86,198       95,174      102,764      111,234    395,370
   2005     111,296      124,545      132,802      139,083    507,726
   2006     144,987      161,917

                              TABLE FIVE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                          UNRESTRICTED ASSETS
                              (Unaudited)

                                               June 30    December 31
                                                2006          2005
                                            ------------- ------------
                                              (Dollars in thousands)

Cash and cash equivalents                       $728,335     $866,391
Receivables                                    1,564,950    1,325,622
Investments                                    6,143,388    6,233,333
                                            ------------- ------------
                                               8,436,673    8,425,346
Amounts restricted to cover payment service
 obligations                                  (8,142,462)  (8,059,309)
                                            ------------- ------------
Unrestricted assets (1)                         $294,211     $366,037
                                            ============= ============


(1) We have unrestricted cash and cash equivalents, receivables and investments to the extent those assets exceed all payment service obligations. These amounts are generally available; however, management considers these amounts as providing additional assurance that regulatory requirements are maintained during the normal fluctuations in the value of investments.


    CONTACT: MoneyGram International, Inc., Minneapolis
             Investor Relations:
             Tim Gallaher, 952-591-3840
             ir@moneygram.com